STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT dated as of December 1, 1998 (the "Agreement") between Exxon Corporation, a New Jersey corporation ("Exxon"), and Mobil Corporation, a Delaware corporation ("Mobil").

                              W I T N E S S E T H :

         WHEREAS, Exxon and Mobil are simultaneously with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Subsidiary will merge with and into Mobil on the terms and subject to the conditions stated therein; and

         WHEREAS, in order to induce Exxon to enter into the Merger Agreement, Mobil has granted to Exxon the Stock Option (as hereinafter defined), on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

         SECTION 2. Grant of Stock Option. Mobil hereby grants to Exxon an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $95.96 per share (the "Exercise Price") in cash up to 136,500,000 fully paid and non-assessable shares (the "Option Shares") of Mobil's common stock, $1.00 par value per share (the "Common Stock"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Section 6 below. Notwithstanding the foregoing, if at any time that this Stock Option is exercisable pursuant to the terms and conditions of this Agreement an Acquisition Proposal has theretofore been made for a per Share value (such value to be determined as of the close of the market on the trading day immediately prior to the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable) below the Exercise Price, then Exxon's Exercise Price as to 1,000 Option Shares (as such 1,000 shares may be adjusted pursuant to Section
6) will be adjusted to be 90% of such per Share value (it being understood that such adjusted Exercise Price will not apply as to any other Option Shares).

         SECTION 3. Exercise of Stock Option. (a) Exxon may, subject to the provisions of this Section, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Trigger Event and prior to the Termination Date. "Termination Date" shall mean the earliest of (i) the Effective Time of the Merger, (ii) 90 days after the date full payment is made by Mobil to Exxon under Section 10.04(b) of the Merger Agreement or (iii) one day after the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Trigger Event has occurred or could still occur under Section 10.04(b) of the Merger Agreement. Subject to the proviso in the last sentence of Section 3(c), notwithstanding the occurrence of the Termination Date, Exxon shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Exxon exercised the Stock Option prior to the occurrence of the Termination Date.

          (b) Exxon may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any applicable waiting period under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the U.S. or elsewhere required in connection with such purchase shall have been made or obtained other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to Mobil and its Subsidiaries, taken as a whole.

          (c) If Exxon shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving Mobil written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three business days nor later than 10 business days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Exxon may specify) after satisfaction of all such conditions and the cessation of all such restrictions; provided that in no event shall the closing of the purchase be postponed by more than nine months after the Termination Date as a result of this clause (c).

         (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a) hereof, Exxon may elect, in lieu of exercising the Stock Option as provided in Section 3(c) hereof, to send a written notice to Mobil (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date Mobil shall pay to Exxon in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Stock Option as Exxon shall specify. As used herein "Spread" shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal (the "Alternative Exercise Price") or (y) the average of the closing price of the shares of Common Stock on the NYSE at the end of the regular session, as reported on the Consolidated Tape, Network A (the "Closing Price") for the five consecutive trading days ending on and including the trading date immediately preceding the date of the Cash Exercise Notice. If the Alternative Exercise Price includes any property other than cash, the Alternative Exercise Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Exercise Price plus
(ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Exercise Price shall be deemed to equal such Closing Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by Exxon of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of Mobil to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares for which Exxon shall have elected to be paid the Spread. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 6.

          (e) (i) At any closing pursuant to Section 3(c) hereof, Exxon shall make payment to Mobil of the aggregate purchase price for the Option Shares to be purchased and Mobil shall deliver to Exxon a certificate representing the purchased Option Shares, registered in the name of Exxon or its designee and
(ii) at any closing pursuant to Section 3(d) hereof, Mobil will deliver to Exxon cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by Exxon to Mobil, or by Mobil to Exxon, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

          (f) Certificates for Common Stock delivered at the closing described in Section 3(c) hereof shall be endorsed with a restrictive legend that shall read substantially as follows:

         "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

         It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference (i) if Exxon shall have delivered to Mobil a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to Mobil, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the 1933 Act or (ii) in connection with any sale registered under the 1933 Act. In addition, such certificates shall bear any other legend as may be required by applicable law.

         SECTION 4. Representations and Warranties of Mobil. Mobil hereby represents and warrants to Exxon as follows:

          (a) Mobil is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Mobil of this Agreement and the consummation of the transactions contemplated hereby (i) are within Mobil's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for any filings required to be made under the HSR Act, the EC Merger Regulation, the Canadian Act and the Exchange Act, (iv) do not contravene, or constitute a violation of, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of Mobil or of any judgment, injunction, order or decree binding upon Mobil or any of its Subsidiaries, (v) do not and will not constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Mobil or any of its Subsidiaries or to a loss of any benefit to which Mobil or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Mobil or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Mobil or any of its Subsidiaries, and (vi) do not and will not result in the creation or imposition of any Lien on any asset of Mobil or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (iv) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clauses (v) and (vi) that would not, individually or in the aggregate, have a Material Adverse Effect on Mobil. This Agreement has been duly executed and delivered by Mobil and constitutes a valid and binding agreement of Mobil.

          (b) Mobil has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Stock Option terminates, will have reserved for issuance upon any exercise of the Stock Option, the number of Option Shares subject to the Stock Option (less the number of Option Shares previously issued upon any partial exercise of the Stock Option). All of the Option Shares to be issued pursuant to the Stock Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement). Option Shares issued upon exercise of the Stock Option will not be subject to any preemptive or similar rights. The Board of Directors of Mobil has resolved to, and Mobil promptly after the execution hereof will, take all necessary action to render the Company Rights Agreement inapplicable to the grant or exercise of the Stock Option and the transactions contemplated hereby.

          (c) The Board of Directors of Mobil has taken the necessary action to make inapplicable the application of Section 203 of the Delaware Law, or any other applicable antitakeover statute or similar statute or regulation and the supermajority voting provisions of Article 6 of Mobil's certificate of incorporation to the acquisition of the Option Shares pursuant to this Agreement.

         SECTION 5. Representations and Warranties of Exxon. Exxon hereby represents and warrants to Mobil as follows: Exxon is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. The execution, delivery and performance by Exxon of this Agreement and the consummation of the transactions contemplated hereby (i) are within Exxon's corporate powers and (ii) have been duly authorized by all necessary corporate action. The Option Shares acquired by Exxon upon the exercise of the Stock Options will not be, and the Stock Option is not being, acquired by Exxon with the intention of making a public distribution thereof. Neither the Stock Option nor the Option Shares acquired upon exercise of the Stock Option will be sold or otherwise disposed of by Exxon except in compliance with the 1933 Act. This agreement has been duly executed and delivered by Exxon and constitutes a valid and binding agreement of Exxon.

         SECTION 6. Adjustment upon Changes in Capitalization or Merger. (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting Exxon's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Exxon will receive upon exercise of the Stock Option the number and class of shares or other securities or property that Exxon would have received in respect of the Option Shares had the Stock Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 14.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (treating as outstanding for this purpose the shares subject to the Stock Option).

          (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this Section 6, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

          (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Mobil enters into an agreement (i) to consolidate with or merge into any person, other than Exxon or one of its subsidiaries, and Mobil will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Exxon or one of its subsidiaries, to merge into Mobil and Mobil will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Mobil or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Exxon or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Exxon would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments. Mobil shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

         SECTION 7. Further Assurances; Remedies. (a) Mobil agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from Mobil, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement.

          (b) Mobil agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Mobil.

          (c) Mobil agrees that promptly after the date hereof it shall take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the U.S. or elsewhere is necessary before the Stock Option may be exercised, cooperating with Exxon in preparing and processing the required notices or applications) in order to permit Exxon to exercise the Stock Option and purchase Option Shares pursuant to such exercise and to take all reasonable action necessary to protect the rights of Exxon against dilution.

          (d) The parties agree that Exxon would be irreparably damaged if for any reason Mobil failed to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 6 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Exxon would not have an adequate remedy at law for money damages in such event. Accordingly, Exxon shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by Mobil. Accordingly, if Exxon should institute an action or proceeding seeking specific enforcement of the provisions hereof, Mobil hereby waives the claim or defense that Exxon has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Mobil further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Exxon may have against Mobil for any failure to perform its obligations under this Agreement.

         SECTION 8. Listing of Option Shares. Promptly after the date hereof, and from time to time thereafter if necessary, Mobil will apply to list all of the Option Shares subject to the Stock Option on the New York Stock Exchange and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

         SECTION 9. Registration of the Option Shares. (a) If Exxon requests Mobil in writing, within two years of the exercise of the Stock Option, to register under the 1933 Act any of the Option Shares purchased by Exxon hereunder, Mobil will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Exxon of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith Mobil will prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Exxon's request) a registration statement under the 1933 Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by Exxon in accordance with the plan of disposition specified by Exxon in its request. Mobil shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; provided, however, that Mobil may postpone the filing of a registration statement relating to a registration request by Exxon under this
Section 9 for a period of time (not in excess of 90 days) if in Mobil's reasonable, good faith judgment such filing would require the disclosure of material information that Mobil has a bonafide business purpose for preserving as confidential (but in no event shall Mobil exercise such postponement right more than once in any twelve-month period).

          (b) Mobil shall notify Exxon in writing not less than 10 days prior to filing a registration statement under the 1933 Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any Common Stock. If Exxon wishes to have any portion of its Option Shares included in such registration statement, it shall advise Mobil in writing to that effect within two business days following receipt of such notice, and Mobil will thereupon include the number of Option Shares indicated by Exxon under such Registration Statement; provided that if the managing underwriter(s) of the offering pursuant to such registration statement advise Mobil that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Mobil shall only include in such registration such number or dollar amount of Option Shares which, in the good faith opinion of the managing underwriter(s), can be sold without materially and adversely affecting such offering.

          (c) All expenses relating to or in connection with any registration contemplated under this Section 9 and the transactions contemplated thereby (including all filing, printing, reasonable professional and other fees and expenses relating thereto) will be at Mobil's expense except for underwriting discounts or commissions and brokers' fees. Mobil and Exxon agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. Mobil shall indemnify Exxon, its officers, directors, agents, other controlling persons and any underwriters retained by Exxon in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Exxon, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Exxon or its underwriters to Mobil. Exxon and its underwriters, respectively, shall indemnify Mobil to the same extent with respect to information furnished in writing to Mobil by Exxon and such underwriters, respectively.

         SECTION 10. Miscellaneous. (a) Extension of Exercise Periods. The periods for exercise of certain rights under Sections 2 and 3 hereof shall be extended in each such case at the request of Exxon to the extent necessary to avoid liability by Exxon under Section 16(b) of the Exchange Act by reason of such exercise.

          (b) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

          (c) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,



         if to Exxon, to:

         Charles W. Matthews
         Exxon Corporation
         5959 Las Colinas Boulevard
         Irving, Texas 75039-2298
         Facsimile No.: (972) 444-1438

         with a copy to:

         George R. Bason, Jr.
         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Facsimile No.: (212) 450-4800

         if to Mobil, to:

         Samuel H. Gillespie III
         Mobil Corporation
         3225 Gallows Road
         Fairfax, Virginia 22037-0001
         Facsimile No.: (703) 846-4674

         with a copy to:

         Roger S. Aaron
         Skadden, Arps, Slate, Meagher & Flom LLP
         919 Third Avenue
         New York, New York 10022
         Facsimile No.: (212) 735-2000

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

          (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

          (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(c) hereof shall be deemed effective service of process on such party.

          (g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by Mobil, but may be assigned by Exxon in whole or in part to any direct or indirect wholly-owned subsidiary of Exxon, provided that Exxon shall remain liable for any obligations so assigned.

          (k) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (l) Time of the Essence. The parties agree that time shall be of the essence in the performance of obligations hereunder.

          (m) Public Announcement. Exxon and Mobil will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, may be issued prior to such consultation, if the party making such release or statement has used its reasonable efforts to consult with the other party.

         SECTION 11. Profit Limitation. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Exxon's Total Profit (as defined below) exceed $2,000,000,000 (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Exxon at its sole election may
(i) pay cash to Mobil, (ii) deliver to Mobil for cancellation Option Shares previously purchased by Exxon, or (iii) any combination thereof, so that Exxon's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

          (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, Exxon, at its discretion, may (in addition to any of the actions specified in Section 11(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

          (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Exxon pursuant to Section 10.04(b) of the Merger Agreement less any repayment by Exxon to Mobil pursuant to Section 11(a)(i) hereof, (ii) (x) the net cash amounts or the fair market value of any property received by Exxon pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) Exxon's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by Exxon pursuant to Section 3(d).

          (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Exxon may propose to exercise the Stock Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Exxon and its affiliates as of such date, were sold for cash at the Closing Price on the preceding trading day (less customary brokerage commissions).



         IN WITNESS WHEREOF, Mobil and Exxon have caused this Agreement to be duly executed as of the day and year first above written.



                                            MOBIL CORPORATION


                                      By:  /s/ Lucio A. Noto
                                         --------------------------------
                                         Name: Lucio A. Noto
                                         Title: Chairman and Chief
                                                Executive Officer



                                            EXXON CORPORATION


                                      By: /s/ Lee R. Raymond
                                         --------------------------------
                                         Name: Lee R. Raymond
                                         Title: Chairman of the Board